Exhibit F-3(c)
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                                             December 17, 1996



          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C.  20549

                    Re:  GPU, Inc.
                         Jersey Central Power & Light Company
                         Metropolitan Edison Company
                         Pennsylvania Electric Company
                         Declaration on Form U-1
                         SEC File No. 70-7926
                         --------------------

          Dear Sirs:

                    We have  examined  Post-Effective  Amendment  No.  8,  dated
          October 27, 1997, to the Declaration on Form U-1, dated December 24, 1991, as amended, under the Public Utility Holding Company Act of 1935 (the "Act"), of GPU, Inc. ("GPU"), Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec") (collectively referred to herein as the "GPU Companies"), which has been docketed in SEC File No. 70-7926, as amended by Post- Effective Amendment No. 9 thereto, dated November 20, 1997, and as to be amended by Post-Effective Amendment No. 10 thereto, dated this date, of which this opinion is to be a part. (The Declaration, as so amended and as thus to be amended, is hereinafter referred to as the "Declaration".)

                    The Declaration now contemplates the issuance, sale and/or renewal, through December 31, 2000, (i) by the GPU Companies of unsecured promissory notes ("Bank Notes") to various commercial banks pursuant to loan participation arrangements and lines of credit, (ii) by JCP&L, Met-Ed and Penelec of their unsecured promissory notes as commercial paper ("Commercial Paper"), and (iii) by the GPU Companies of their unsecured promissory notes ("Unsecured Notes") evidencing short-term borrowings from lenders including banks, insurance companies or other institutions. The total principal amount of borrowings outstanding at any one time under the Bank Notes, Commercial Paper and Unsecured Notes together with all other


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          borrowings contemplated by the Declaration,  would not, however, exceed the amounts permitted by the respective charters of JCP&L, Met-Ed and Penelec and, in the case of GPU, $250,000,000.


                    We have been counsel to Penelec, a Pennsylvania corporation, for many years and are familiar with the terms of its outstanding securities. We have also acted as Pennsylvania counsel in connection with the transactions contemplated by the Declaration (a) to GPU, a Pennsylvania corporation, and (b) to JCP&L, a New Jersey corporation which is qualified to do business in Pennsylvania as a foreign corporation and owns certain interests in utility facilities in Pennsylvania.

                    Based upon the foregoing, we are of the opinion, insofar as Pennsylvania law is concerned, that, subject to the conditions specified in the following paragraph:

                         (a) all  Pennsylvania  laws  applicable to the proposed
                    transactions by GPU, JCP&L and Penelec as contemplated in the Declaration will have been complied with;

                         (b) GPU and Penelec are each validly organized and duly existing;

                         (c) the Bank Notes, the Commercial Paper and the Unsecured Notes to be issued by GPU and Penelec will each be valid and binding obligations of the respective issuers thereof in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws (including, without limitation, the Atomic Energy Act of 1954, as amended, and the regulations thereunder) affecting creditors' rights generally; and

                         (d) the  issuance  of the Bank  Notes,  the  Commercial
                    Paper and the Unsecured Notes will not violate the legal rights of the holders of any securities issued by Penelec or any of its subsidiaries.

                    The foregoing opinions assume the following conditions shall have been satisfied:

                         (1) the  Commission  shall have entered an  appropriate
                    order forthwith permitting the Declaration, as amended, to become effective; and

                         (2) the appropriate  officers of GPU and Penelec shall,
                    on their  respective  behalves,  have issued and sold to the



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                    extent contemplated by the Declaration,  the Bank Notes, the
                    Commercial Paper and the Unsecured Notes against the receipt of cash or renewal thereof equal to the principal amount thereof, each of which (i) is issued, sold or renewed in accordance with the terms and under the conditions set forth in the Declaration, (ii) is issued and sold under the circumstances which are permitted under Section 12(f) of the Act and paragraph (b)(2) of Rule 70 under the Act, and (iii) together with all other notes and drafts representing unsecured borrowings at the time outstanding does not exceed, in the case of Penelec, the amount imposed by its charter.

                    We  hereby  consent  to the  filing  of this  opinion  as an
          exhibit  to  the  Declaration  and  in  any  proceedings   before  the
          Commission that may be held in connection therewith.


                                        Very truly yours,


                                        BALLARD SPAHR ANDREWS & INGERSOLL




























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